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                                                                  [LOGO] FIN RPO
                                                         Building value together


June 29, 2005

Ms. Elizabeth E. Hance
President and CEO
Magyar Bank 101 French Street
New Brunswick, NJ 08903

Dear Ms. Hance:

Based upon our recent discussions, FinPro, Inc. ("FinPro") is pleased to submit this proposal to assist Magyar Bank ("the Bank") in compiling a Strategic Business Plan Update designed to address the deployment of capital proceeds of a minority stock offering.

1.   SCOPE OF PROJECT

The Study will be specifically designed to build and measure value for a five-year time horizon. As part of the Study compilation, the following major tasks will be included:

     o    map the Bank's general ledger to FinPro's planning model;
     o    compile five year projections of performance; and
     o    prepare assessment of strategic alternatives to enhance value.

As part of this process, FinPro will conduct one planning session with the Bank and its Board. The session will be a presentation and detailed discussion of the recommended plan scenario and its alternatives.

2.   REQUIREMENTS OF THE BANK

To accomplish the tasks set forth in this proposal, the following information and work effort is requested of the Bank:

     o provide FinPro with all financial and other information, whether or not publicly available, necessary to familiarize FinPro with the business and operations of the Bank.
     o allow FinPro the opportunity, from time to time, to discuss the operation of the Bank business with bank personnel.

     o promptly advise FinPro of any material or contemplated material transactions which may have an effect on the day-to-day operations of the Bank.




         20 CHURCH STREET o P.O. BOX 323 o LIBERTY CORNER, NJ 07938-0323
                    TEL: 908.604.9336 o FAX: 908.604.5951 o
                     FINPRO@FINPRONJ.COM o WWW.FINPRONJ.COM

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     o    have system download capability.
     o promptly review all work products of FinPro and provide necessary sign-offs on each work product so that FinPro can move on to the next phase.
     o provide FinPro with office space, when FinPro is on-site, to perform its daily tasks. The office space requirements consists of a table with at least two chairs along with access to electrical outlets for FinPro's computers and a telephone line for modem communication.

3.  TERM OF THE AGREEMENT AND STAFFING

It is anticipated that it will take approximately six to eight weeks of elapsed time to complete the tasks outlined in this proposal. During this time, FinPro will be on-site at the Bank's facilities on a regular basis, during normal business hours. Any future work that would require extra expense to the Bank will be proposed on separately from this engagement prior to any work being performed.

4.   FEES AND EXPENSES

FEES:

FinPro fees to complete the tasks outlined in this proposal will be as follows:

        Strategic Business Plan Update                          $15,000

FinPro's fee for this engagement is $15,000 plus all out-of-pocket and pass-through expenses as outlined below. This fee shall be payable as follows:

     o    $5,000 retainer payable at signing of this agreement; and
     o    Remainder payable upon final report delivery

EXPENSES:

In addition to any fees that may be payable to FinPro hereunder, the Bank hereby agrees to reimburse FinPro for the following:

     1. OUT OF POCKET - all of FinPro's reasonable travel and other out-of-pocket expenses incurred in connection with FinPro's engagement. It is FinPro policy to itemize expenses for each project so that the client can review, by line item, each expense.


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FinPro agrees to execute a suitable confidentiality agreement with the Bank. The
Bank acknowledges that all opinions, valuations and advice (written or oral) given by FinPro to the Bank in connection with FinPro's engagement are intended solely for the benefit and use of the Bank (and it's directors, management, and attorneys) in connection with the matters contemplated hereby and the Bank agrees that no such opinion, valuation, or advice shall be used for any other purpose, except with respect to the opinion and valuation which may be used for the proper corporate purposes of the client, or reproduced, or disseminated, quoted or referred to at any time, in any manner or for any purpose, nor shall any public references to FinPro be made by the Bank (or such persons), without the prior written consent of FinPro, which consent shall not be unreasonably withheld.


Please sign and return one of the original copies of this agreement along with the retainer to indicate acceptance of the agreement. We hope that we might be selected to work with the Bank on this endeavor and are excited about building a relationship with the Bank.


By,
       /s/ Dennis E. Gibney                      /s/ Elizabeth E. Hance
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       Dennis E. Gibney, CFA                        Elizabeth E. Hance
         Managing Director                          President and CEO
            FinPro, Inc.                               Magyar Bank

         June 29, 2005                                July 6, 2005
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              Date                                         Date




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